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FORM 5
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/ / Check box if no                              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
    longer subject to                                         WASHINGTON, DC 20549
    Section 16. Form
    4 or Form 5                               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    obligations may
    continue. See       Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
    Instruction 1(b)                  Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

/ / Form 3 Holdings
    Reported

/ / Form 4 Transactions
    Reported

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1. Name and Address of Reporting Person       2. Issuer Name and Ticker or Trading Symbol     6. Relationship of Reporting Person to
                                                                                                 Issuer (Check all applicable)
                                                                                                     Director         10% Owner
                                                                                                 ----              ---
                                                                                                   X Officer (give    Other (Specify
                                                                                                 ----        title ---       below)
   Klitzing,      Steven            T.       CIB  Marine Bancshares, Inc. (not listed)                       below
                                                                                                 Senior Vice President, Chief
                                                                                                 Financial Officer, Treasurer and
                                                                                                 Assistant Secretary
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  (Last)          (First)          (Middle)   3. IRS Identification      4. Statement for     7. Individual or Joint/Group Filing
                                                 Number of Reporting        Month/Year           (Check applicable line)
                                                 Person, if an Entity                              X  Form filed by One Reporting
                                                 (Voluntary)                                     ---- Person
   1391 Forest View Lane                                                  December, 2001              Form Filed by More Than One
-------------------------------------------                              -------------------     ---- Reporting Person
                 (Street)                                                5. If Amendment,
  Oconomowoc,     WI                 53066                                  Date of Original
-------------------------------------------                                 (Month/Year)
  (City)         (State)              (Zip)
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                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Issuer's     Direct         Benefi-
                                  (Month/                                                Fiscal Year         (D) or         cial
                                   Day/                 ----------------------------     (Instr. 3 and 4)    Indirect       Owner-
                                   Year)                Amount    (A) or (D)  Price                          (I)            ship
                                                                                                             (Instr. 4)     (Instr.
                                                                                                                            4)
Common Stock                                                                             9,750                D
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Common Stock                                                                             8,835.1(1)           I            By ESOP
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FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                               --------------- Exer-   tion       Title   Number of
                                                                (A)     (D)    cisable Date               Shares
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Employee Stock               $4.95                                              (2)    6/30/03   Common    9,000
Option (right to                                                                                 Stock
buy)(2)
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Employee Stock               $8.50                                              (3)    1/1/05    Common    6,000
Option (right to                                                                                 Stock
buy)(3)
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Employee Stock               $10.87                                             (4)    4/25/06   Common    10,500
Option (right to                                                                                 Stock
buy)(4)
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Employee Stock               $13.07                                             (5)    2/25/08   Common    12,600
Option (right to                                                                                 Stock
buy)(5)
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Employee Stock               $16.23                                             (6)    7/29/09   Common    10,650
Option (right to                                                                                 Stock
buy)(6)
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Employee Stock               $18.40                                             (7)    7/27/10   Common    10,369
Option (right to                                                                                 Stock
buy)(7)
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Employee Stock               $22.89      11/29/01      A       13,543           (8)    11/29/11  Common    13,543
Option (right to                                                                                 Stock
buy)(8)
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 9. Number of           10. Ownership               11. Nature of
    Derivative              of Derivative               Indirect
    Securities              Security:                   Beneficial
    Beneficially            Direct (D)                  Ownership
    Owned at End            or Indirect (I)             (Instr. 4)
    of Year                 (Instr. 4)
    (Instr. 4)

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    9,000                     D
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    6,000                     D
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    10,500                    D
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    12,600                    D
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    10,650                    D
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    10,369                    D
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    13,543                    D
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Explanation of Responses:
(1) Represents shares allocated to the reporting person, at 12/31/01, pursuant to the issuer's ESOP.
(2) The employee stock option vests in five equal annual installments which began on June 30, 1994.
(3) The employee stock option vests in five equal annual installments which began on January 1, 1996.
(4) The employee stock option vests in five equal annual installments which began on April 25, 1997.
(5) The employee stock option vests in five equal annual installments which began on February 25, 1999.
(6) The employee stock option vests in five equal annual installments which began on July 29, 2000.
(7) The employee stock option vests in five equal annual installments which began on July 27, 2001.
(8) The employee stock option vests in five equal annual installments which began on November 29, 2002.


                                                                                            /s/ STEVEN T. KLITZING         2/13/02
                                                                                           -------------------------------  -------
                                                                                           **Signature of Reporting Person   Date

**  Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

      Note. File three copies of this form, one of which must be manually signed.                                         Page 2
If space provided is insufficient, see Instruction 6 for procedure.